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                                                            [LETTERHEAD]

June 22, 1998


Mr. Eric Lidow
454 Cuesta Way
Los Angeles, CA  90077

Dear Eric:

In accordance with the decision of the Compensation and Stock Option Committee of the Board of Directors of International Rectifier Corporation on June 22, 1998, it is proposed to amend the Executive Employment Agreement between you and the Company, dated May 15, 1991 (as amended April 12, 1995 and June 22, 1998) as follows.

Section 3 of the Agreement is amended by the addition of the following sub-section (c):

               "c) Executive may elect prior to his termination of employment with the Corporation to reduce the founder's retirement pension set forth in Section 3(a)(iii) (the "Pension") by an amount selected by the Executive not to exceed $3,000,000 (the "Reduction Amount"). The Executive shall provide the Corporation with written notice of such election. If the Executive elects to reduce the Pension, the following shall occur:

               i) The Executive shall receive a payment (the "Pre-Retirement Payment") from the Corporation or, at the Corporation's election, from the International Rectifier Grantor Trust for Retirement Benefits for Eric Lidow (the "Trust") equal to 94 percent of the Reduction Amount.
                      The Pre-Retirement Payment shall be paid to the Executive as soon as practicable following the Executive's election to reduce the Pension.

               ii) The Pension benefit otherwise payable at retirement pursuant to Section 3(a)(iii) shall be reduced as follows. The Reduction Amount shall be increased at an annual rate of eight percent from the date of payment of the Pre-Retirement Payment to the date of the Participant's retirement or death, whichever occurs first. The resulting amount shall be referred to as the Hypothetical Lump Sum. If the Executive survives until his retirement, the Hypothetical Lump Sum shall be converted into a joint and

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                      66-2/3% survivor annuity commencing at the Participant's
                      retirement date using the actuarial assumptions set forth in Section 1(e) of the agreement establishing the Trust. The resulting joint and survivor annuity amounts shall then be subtracted from the benefits otherwise payable in accordance with Section 3(a)(iii) to determine the actual Pension amounts payable to the Executive and surviving spouse respectively.

               iii) Notwithstanding the foregoing, if the Executive dies prior to retirement, the Hypothetical Lump Sum shall be converted into a single life annuity for the life of the Executive's surviving spouse using the actuarial assumptions set forth in Section 1(e) of the agreement establishing the Trust. The amount of such annuity shall then be subtracted from the benefit otherwise payable to the surviving spouse in accordance with Section 3(a) to determine the actual benefit payable to the surviving spouse."

Except as hereinabove stated, the subject agreement shall remain in full force and effect. If the foregoing is acceptable to you, please so indicate by signing and returning one copy of this letter to me.

                                             Sincerely,

                                             /s/ Michael P. McGee
                                             -----------------------
                                             Michael P. McGee
                                             Chief Financial Officer


Accepted and Agreed to:

/s/ Eric Lidow                       Date:  June 23, 1998
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Eric Lidow